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Exhibit 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY SEGMENT INCOME
(UNAUDITED)

	2008				2007				2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions, segment margin in percentages and subscribers and access lines in thousands)
Segment revenue:
Business markets:
Data and Internet services	$696	$679	$644	$618	$637	$602	$586	$578	$593	$580	$581	$583
Voice services	354	365	369	374	368	374	382	385	395	406	408	420

Total business markets	1,050	1,044	1,013	992	1,005	976	968	963	988	986	989	1,003

Mass markets:
Data, Internet and video services	344	340	340	333	315	305	290	276	251	224	204	190
Voice services	943	970	989	1,022	1,040	1,058	1,076	1,084	1,099	1,114	1,131	1,137
Wireless services(1)	89	116	125	129	132	137	133	133	135	134	137	133

Total mass markets	1,376	1,426	1,454	1,484	1,487	1,500	1,499	1,493	1,485	1,472	1,472	1,460

Wholesale markets(2):
Data and Internet services	357	354	349	351	346	344	345	345	353	335	320	315
Voice services	432	462	475	491	500	518	552	559	579	601	582	592

Total wholesale markets	789	816	824	842	846	862	897	904	932	936	902	907

Total segment operating revenue	3,215	3,286	3,291	3,318	3,338	3,338	3,364	3,360	3,405	3,394	3,363	3,370

Segment expenses:
Business markets:
Direct segment expenses	327	339	292	282	307	261	267	246	248	230	233	246
Assigned facility, network and other expenses	329	336	340	335	336	324	317	322	332	320	336	335

Total business markets	656	675	632	617	643	585	584	568	580	550	569	581

Mass markets:
Direct segment expenses	294	323	328	354	375	368	355	356	382	377	361	379
Assigned facility, network and other expenses	346	428	397	409	415	419	414	410	420	419	408	419

Total mass markets	640	751	725	763	790	787	769	766	802	796	769	798

Wholesale markets:
Direct segment expenses	43	45	46	45	19	48	48	53	61	48	39	54
Assigned facility, network and other expenses	259	311	310	313	315	330	339	362	382	372	366	360

Total wholesale markets	302	356	356	358	334	378	387	415	443	420	405	414

Total segment operating expenses	1,598	1,782	1,713	1,738	1,767	1,750	1,740	1,749	1,825	1,766	1,743	1,793

Segment income:
Business markets	394	369	381	375	362	391	384	395	408	436	420	422
Mass markets	736	675	729	721	697	713	730	727	683	676	703	662
Wholesale markets	487	460	468	484	512	484	510	489	489	516	497	493

Total segment income	$1,617	$1,504	$1,578	$1,580	$1,571	$1,588	$1,624	$1,611	$1,580	$1,628	$1,620	$1,577

Segment margin:
Business markets	38%	35%	38%	38%	36%	40%	40%	41%	41%	44%	42%	42%
Mass markets	53%	47%	50%	49%	47%	48%	49%	49%	46%	46%	48%	45%
Wholesale markets	62%	56%	57%	57%	61%	56%	57%	54%	52%	55%	55%	54%
Total broadband subscribers	2,847	2,793	2,732	2,701	2,611	2,516	2,405	2,305	2,138	1,973	1,798	1,678

Total video subscribers	798	761	722	690	649	605	554	491	411	338	249	210

Total wireless subscribers	717	772	811	816	824	819	807	812	801	781	777	784

Access lines by segment:
Business markets	2,636	2,680	2,713	2,748	2,791	2,807	2,822	2,845	2,870	2,902	2,923	2,961
Mass markets	7,796	8,022	8,266	8,503	8,707	8,887	9,065	9,273	9,430	9,571	9,736	9,917
Wholesale markets	1,133	1,167	1,210	1,246	1,291	1,338	1,385	1,433	1,495	1,564	1,624	1,668

Total access lines	11,565	11,869	12,189	12,497	12,789	13,032	13,272	13,551	13,795	14,037	14,283	14,546

(1)
The decrease in wireless services revenue in 2008 compared to 2007 is primarily due to fewer wireless subscribers as we transition to selling Verizon Wireless services. We record the revenue that we earn from our Verizon Wireless arrangement in voice services revenue. Only revenue associated with our pre-existing arrangement is recorded in wireless services revenue.

(2)
Long-distance services revenue, primarily in our wholesale markets segment, of $88 million, $93 million and $73 million was reclassified from data and Internet services revenue to voice services revenue for the years ended December 31, 2008, 2007 and 2006, respectively.

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QWEST COMMUNICATIONS INTERNATIONAL INC. QUARTERLY SEGMENT INCOME (UNAUDITED)